                                                                    EXHIBIT 10.2

                       [LETTERHEAD OF FLEET NATIONAL BANK]





                                  May 14, 2003



Enesco Group, Inc.
225 Windsor Drive
Itasca, IL 60143

Re:      Amended and Restated Senior Revolving Credit Agreement with
         Fleet National Bank and LaSalle Bank National Association, as amended

Ladies and Gentlemen:

         Reference is made to that certain Amended and Restated Senior Revolving Credit Agreement dated as of August 23, 2000 by and among Enesco Group, Inc., a Massachusetts corporation (the "Borrower"), the Borrowing Subsidiaries who may from time to time become a party to the Amended and Restated Senior Revolving Credit Agreement, Fleet National Bank ("Fleet") and LaSalle Bank National Association ("LaSalle" and together with Fleet, the "Banks"), as amended by a First Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of November 27, 2000, as further amended by a Second Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of November 30, 2000, as further amended by a Third Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of March 23, 2001, as further amended by a Fourth Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of April 6, 2001, as further amended by a Fifth Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of June 18, 2001, as further amended by a Sixth Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of August 2, 2001, as further amended by a Seventh Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of September 7, 2001, as further amended by an Eighth Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of May 15, 2002, and as further amended by a Ninth Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of the date hereof (the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have their meanings as defined in the Credit Agreement.

Enesco Group, Inc.
May 14, 2003
Page 2



         We are pleased to advise you of commitment by the Banks to extend the various credit accommodations made available to the Borrower by the Banks pursuant to the Credit Agreement in accordance with the terms and conditions set forth in the attached Summary Terms and Conditions attached hereto as Appendix A (the "Term Sheet") and in this letter (the "Commitment"). Capitalized terms used herein or in the Term Sheet, unless otherwise defined herein or in the Term Sheet, shall have their meanings as defined in the Credit Agreement.

         The terms and conditions of this Commitment are not limited to the Term Sheet. This Commitment is based upon our present understanding of the financial condition of the Borrower. As additional or changed facts and circumstances become known to us, we may impose additional terms and conditions. Those matters that are not covered by or made clear in the Term Sheet are subject to mutual agreement of the parties.

         This Commitment is conditional upon:

                  (a) The preparation, execution and delivery of usual and customary legal documentation all in form and substance satisfactory to the Banks and the Banks' counsel including, without limitation, a Second Amended and Restated Senior Revolving Credit Agreement and the related Loan Documents incorporating substantially the terms and conditions outlined or referred to in this Commitment and the Term Sheet;

                  (b) The accuracy and completeness of all representations made by and all information furnished by the Borrower, and compliance by the Borrower with the terms and conditions set forth in this Commitment and in the Term Sheet;

                  (c) Payment in full of all fees, expenses and other amounts due and payable under the terms of this Commitment and the Term Sheet; and

                  (d) The absence of any material adverse change in the financial condition, business or operations of the Borrower since the date of the financial statements and other financial information most recently delivered by the Borrower to the Banks.

Enesco Group, Inc.
May 14, 2003
Page 3





         Through your acceptance of this Commitment, you hereby, jointly and severally, agree to pay or reimburse the Banks on demand for all costs and expenses incurred by the Banks in connection with this commitment and the transactions contemplated in the Term Sheet including, without limitation, legal fees and disbursements and other expenses incurred by the Banks in connection with our processing of the extension and amendment documentation, whether or not the transaction does in fact close. You also agree to pay all reasonable costs and expenses of the Banks (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with enforcement by the Banks of their rights and remedies hereunder.

         This Commitment is not assignable by operation of law or otherwise without the prior written consent of the Banks, and supersedes all other prior dealings between the Borrower and the Banks in connection with the Credit Agreement. The terms of this Commitment may not be waived, modified or in any way changed by implication, correspondence or otherwise unless such waiver, modification or change is made in the form of an amendment to this Commitment in writing and signed by all parties.

         If for any reason the transactions contemplated by this Commitment and the attached Term Sheet do not close by June 16, 2003, time being of the essence, this Commitment shall lapse and shall be of no further force or effect unless the time for closing is extended in writing by the Banks.

         This Commitment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Commitment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which when taken together shall constitute one and the same Commitment. Delivery of an executed counterpart of a signature page to this Commitment by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment. The obligations of the Borrower for fees, costs and expenses incurred by the Banks and governing law shall survive the expiration or termination of this Commitment.



                         [SIGNATURES ON FOLLOWING PAGE]

Enesco Group, Inc.
May 14, 2003
Page 4





         This Commitment shall become effective only upon your written acceptance hereto which must be returned to us not later than May 14, 2003, time being of the essence.

                                              Very truly yours,

                                              FLEET NATIONAL BANK



                                              By: /s/ Richard J. Zilewicz
                                                  -----------------------------
                                                  Name:  Richard J. Zilewicz
                                                  Title: Regional President


                                              LASALLE BANK NATIONAL
                                              ASSOCIATION



                                              By:  /s/ Hollis J. Griffin, Jr.
                                                   -----------------------------
                                                   Name:  Hollis J. Griffin, Jr.
                                                   Title: Vice President

ACCEPTED AND AGREED TO AS AN INSTRUMENT UNDER SEAL THIS 14TH DAY OF MAY, 2003.


ENESCO GROUP, INC.


By:  /s/ Thomas F. Bradley
     ------------------------------------------
     Name:  Thomas F. Bradley
     Title: Chief Financial Officer & Treasurer



By:  /s/ Charles E. Sanders
     ------------------------------------------
     Name:  Charles E. Sanders
     Title: Assistant Treasurer

                                APPENDIX A

                          SUMMARY TERMS AND CONDITIONS


BORROWERS:                        Enesco Group, Inc. and its wholly owned
                                  subsidiaries ("Enesco" or the "Borrower").

LENDER/AGENT:                     Fleet National Bank ("Fleet or Bank")

LENDER/ASSIGNEE:                  LaSalle Bank National Association ("LaSalle").

CREDIT FACILITIES:                A maximum amount of $50,000,000 in senior
                                  credit facilities consisting of the following:

                                  1.  A Committed Revolving Credit Facility
                                      (the "Revolver") in the maximum principal amount of $40.0 million. Notwithstanding the foregoing, the Bank shall, subject to Borrowing Capacity, make loans of up to $5.0 million in excess of the $40.0 million Commitment based upon availability under the Letter of Credit /Banker's Acceptance Facility Limit described in (2) below ("L/C and B/A Facility"). The $5.0 million component of the L/C and B/A Facility that may be used for working capital purposes will be referred to as the "Swing-line".

                                      Subject to Borrowing Capacity, up to $5.0 million of availability under the Revolver can be used for the purpose of issuing Letters of Credit or Banker's Acceptances under the same terms and conditions as the L/C and B/A Facility. Availability under the Revolver shall be reduced, Dollar for Dollar, in an amount equal to the amount of L/Cs or B/As issued under the Revolver.

                                  2.  A Committed L/C and B/A Facility in the
                                      maximum amount of $10.0 million, subject to Borrowing Capacity as defined below. Availability under the L/C and B/A Facility shall be reduced, Dollar for Dollar, in an amount equal to such advance made under the "Swing-line".

BORROWING CAPACITY:               Advances under the Credit Facilities 1 and 2
                                  above will be subject to a Borrowing Base equal to the lesser of (i) $50,000,000, or
                                  (ii) 80% of "Eligible" Accounts Receivable, on a consolidated basis, as defined in the Credit
                                  Agreement.

USE OF PROCEEDS:                  1.  To refinance the Borrower's existing
                                      revolving credit facility, for working
                                      capital or other general corporate
                                      purposes, including up to $15,000,000 for Permitted Acquisitions (hereinafter defined) and up to $5,000,000 for Permitted Dividends and Stock Repurchases.
                                  2.  To issue Letters of Credit and permit
                                      Bankers' Acceptances.

SUBSIDIARY GUARANTIES/            The Credit Facilities shall be unconditionally
STOCK PLEDGE:                     guaranteed by certain of the Material Domestic
                                  Subsidiaries of the Borrower as determined by the Lender.

                                  In addition, 65% of the outstanding capital stock of the Borrower's future material 1st tier foreign subsidiaries, as determined by the Lenders, shall be pledged to the Lender. Additionally, not more than 40% of the Borrower's consolidated total assets or 40% of the Borrower's consolidated revenues shall be in existing subsidiaries which are either not a guarantor or the stock of which is not pledged as set forth above.

CLOSING DATE:                     A mutually agreeable date targeted for on or
                                  before June 16, 2003.

FINAL MATURITY DATE:              Three years from the Closing Date.

AVAILABILITY:                     Advances under the Revolver may be borrowed,
                                  repaid, and reborrowed from the Closing Date


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Enesco Group, Inc.
May 14, 2003
Page 6


                                  through the Facility Termination Date, subject to the advance rate. L/C's and B/A's may be issued, extended and renewed at any time prior to the Facility Termination Date. No L/C shall have an expiration date that is more than ninety days beyond the Facility Termination Date and no B/A shall have an expiration date that is more than one hundred and fifty days beyond the Facility Termination Date. L/C and B/A issues will reduce availability under the Revolving Credit.

MANDATORY PREPAYMENTS:            Mandatory prepayment of the Revolver (with
                                  concurrent reduction in commitment) shall be required from the net proceeds of asset sales
                                  (other than in the ordinary course of business and in amounts greater than $5MM) and net cash proceeds from equity or new debt offerings.
                                  LIBOR and Cost of Funds loans may be subject to a make whole provision under the circumstances of prepayment.

DOCUMENTATION:                    The credit facilities will be evidenced by a
                                  credit agreement, note, guarantees, and other loan documents mutually satisfactory to the Borrower and the Lenders.

SECURITY:                         Unsecured with an exclusive double negative
                                  pledge on all tangible and intangible assets, subject to existing agreements on terms and conditions mutually acceptable to the Borrower and the Bank.

INTEREST RATES:                   (i)   LIBOR, adjusted for eurocurrency
                                        liability reserves
                                  (ii)  Alternate Base Rate
                                  (iii) Cost of Funds

                                  The "Alternate Base Rate" means the greater of
                                  (i) the prime rate of interest announced by Fleet National Bank from time, or (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum changing when and as said rate changes. All interest in Alternate Base Rate loans will be calculated on an actual / 365 day basis.

                                  "LIBOR" means the applicable London Interbank Offered Rate for deposits in U.S. Dollars appearing on Reuters Screen as of 11:00 a.m. (London Time) two business days prior to the first day of the applicable interest period, adjusted for eurocurrency liability reserves. All interest will be calculated on an actual / 360 day basis.

                                  "Cost of Funds" means the rate determined by Fleet National Bank, in its sole discretion, to be its cost of funds, changing when and as said rate changes. All interest in Cost of Funds rate loans will be calculated on an actual / 360 day basis.

INTEREST PERIOD:                  LIBOR loans will be available for interest
                                  periods of one, two, three, six months, or one year. Cost of Funds loans will be available for interest periods of overnight up to one week.

INCREASED COSTS:                  The Credit Agreement will contain customary
                                  provisions regarding availability, increased costs (including capital cost increases imposed by regulatory authorities), illegality and early payment.

INTEREST                          For Alternate Base Rate and Cost of Funds
PAYMENTS/MINIMUM DRAW:            loans the end of each fiscal quarter. For
                                  Libor loans at the end of each Interest
                                  Period, or quarterly, if earlier. No Minimum
                                  Draw shall apply unless/until required by Lenders as a result of a change in administrative procedures, with reasonable notice given to Borrower.

PRICING: Pricing for the Revolver and the Swingline will be at the rate, expressed in basis points per annum,

Enesco Group, Inc.
May 14, 2003
Page 7


                                  in accordance with the following pricing grid. Pricing for the Loans is based on a relationship pricing model, with consideration for all credit and non-credit service revenue earned by the respective Lenders. Pricing adjustments may be negotiated based on meaningful changes in current service revenue levels.

                                  LEVEL 1             LEVEL 2            LEVEL 3___
FUNDED DEBT/EBITDA               < 1.3:1            1.3:1<1.5:1         1.5:1<2.00:1
                                                                             -
UNUSED FEE                         25bps                  25bps                25bps
LIBOR/COST OF FUNDS +             100bps                 140bps               175bps
ALTERNATE BASE RATE                 0bps                   0bps                 0bps
ALL-IN DRAWN                      100bps                 140bps               175bps

                                   Notwithstanding the Pricing Grid, for the period following the Closing Date through the delivery of the compliance certificate for the fiscal quarter ending June 30, 2003, pricing would not be lower than Level 1. Funded Debt/EBITDA ratios will mirror the Funded Debt/EBITDA covenant calculation hereinafter defined.

COMMITMENT FEE:                   The Borrower shall pay a Commitment Fee to the
                                  Bank equal to $180,000 on the Revolver and L/C
                                  Facility Commitment, of which 70% would be for the account of Fleet and 30% would be for the account of LaSalle. The Commitment Fee will be paid over a three year period at a rate of $100,000 at closing, $50,000 in year 2 and $30,000 in year 3, charged on the anniversary date of the Commitment.

CANCELLATION/TERMINATION:         The Commitment may be reduced by $1,000,000
                                  increments upon request by the Borrower after providing reasonable notice to the Bank.

UNUSED FEE:                       A per annum fee payable on the unused
                                  Commitment, payable quarterly in arrears, at a rate that is in accordance with the grid set forth above.

LATE FEE:                         If the entire amount of any required principal
                                  or interest is not paid in full within 10 days after the same is due, the Borrower shall pay the Bank a late fee equal to 5% of the required payment.

DEFAULT RATE:                     The Borrower will pay a Default Rate of
                                  Interest equal to the rate otherwise
                                  applicable to such interest Period plus 2% per annum.

                         REPRESENTATIONS AND WARRANTIES

The Credit Agreement shall contain representations and warranties with respect to the Borrower and its subsidiaries which are customary in transactions of this nature including, without limitation, representations and warranties with respect to: absence of material adverse change; absence of default or unmatured default; corporate existence and standing; authorization and validity; no conflict; government consent; financial statements; taxes; litigation and contingent obligations; subsidiaries; ERISA; accuracy of information; Regulation U, T and X; material agreements; compliance with laws; ownership of property and environmental matters. These representations and warranties will be subject to customary materiality limitations.

Enesco Group, Inc.
May 14, 2003
Page 8


                                    COVENANTS

The Agreement will have customary covenants including without limitation, limitations on change of control, consolidations and mergers, acquisitions, sale of assets, ERISA, investments, indebtedness, liens, guarantees and other contingent liabilities, dividends, distributions and retirement of stock, loans and advances, transactions with affiliates, changes in line of business, operating leases, sale leasebacks, prohibition on granting other Lenders negative lien covenants, customary affirmative covenants including without limitation, inspection of records and assets, notice of default, taxes, insurance, compliance with laws, maintenance of properties etc. and the following:

REPORTING REQUIREMENTS:           o   Annual certified audited and consolidated
                                      financial statements of the Borrower and its consolidated subsidiaries due within
                                      90 days after each fiscal year, prepared by an independent auditing firm of recognized national standing;

                                  o Quarterly management certified unaudited consolidated financial statements of the Borrower and its consolidated subsidiaries due within 45 days after each of the first three fiscal quarters, and

                                  o Quarterly compliance certificates signed by the Assistant Treasurer or Chief Financial Officer and delivered with the financial statements.

                                  o   Quarterly Summary Accounts Receivable
                                      Aging including a Schedule of specifically dated Receivables, and Inventory Schedule by location including a summary of Inventory Reserve delivered with the financial statements.

                                  o Monthly Borrowing Base Certificates signed by the Assistant Treasurer or Chief Financial Officer and a Summary Accounts Receivable aging within 15 days of month end.

                                  o   Borrowing Base Certificate will require
                                      detail on A/R by domicile i.e.: Domestic, Canadian, International.

                                  o Annual consolidated balance sheet, income statement, and cash flow budgets prepared by management, with quarterly detail.

                                  o   Other information as may be reasonably
                                      requested from time to time by the Lender.

                                  o Copy of Annual management letter, if one is prepared.

PERMITTED                         The Borrower may use the Facility to make
ACQUISITIONS/DIVIDENDS/STOCK      non-hostile acquisitions, acquire a
REPURCHASES:                      controlling interest in a joint venture, as
                                  well as pay dividends or make stock
                                  repurchases, provided the following conditions are met:

                                  o   Aggregate cash purchase price for all
                                      acquisitions not to exceed $15,000,000
                                      during a fiscal year.

                                  o   Dividends and Stock Repurchases, in the
                                      aggregate on a combined basis, shall be
                                      limited to $5,000,000.

                                  o   Dividends and Stock Repurchases may not
                                      exceed the Borrower's profitability for
                                      the trailing 12 month period prior to the period in which the dividend/stock repurchase event is occurring.

                                  o   At the time thereof the Borrower must
                                      demonstrate that (i) there is no Default or Unmatured Default and (ii) the proposed acquisition and borrowing will not result in any default under the Facility.

                                  o   The acquired entity shall become a
                                      Guarantor under the Facility, or in the
                                      case of an acquisition resulting in a 1st tier foreign subsidiary, a 65% stock pledge will be offered.

                                  o The business acquired is in the same line of business as the Borrower.

                                  o The joint venture interest is consolidated for financial reporting purposes with the Borrower under Agreement Accounting Principles.

                                  o   The Borrower is in pro forma compliance
                                      with the financial covenants for the
                                      twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter as if such other acquisition had occurred on the first day of such twelve-month period.

Enesco Group, Inc.
May 14, 2003
Page 9

                                  o   Indebtedness incurred (other than
                                      borrowings under the Facility) or assumed in conjunction with any acquisition must be unsecured subject to the other indebtedness basket (limited to $5MM with foreign banks for acquired foreign subsidiaries only) and on terms acceptable to the Lender.

                                  o After giving effect to such acquisition, the representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects.

                                  o Compliance with laws and regulations and review of acquisition documents and due diligence, in each case satisfactory to the Agent.

FINANCIAL COVENANTS:              Fixed Charge Coverage- The Borrower shall be
                                  required to maintain a minimum Fixed Charge
                                  Coverage Ratio as calculated for the four consecutive fiscal quarters most recently ended of not less than:

                                  o   2.25 to 1.00, tested quarterly at this
                                      limit through the quarters ending June 30, 2003, September 30, 2003 and December 31, 2003.

                                  The calculation is based on rolling
                                  four-quarter EBITDA less capex (including acquisition or joint venture investments net of balance sheet cash applied), total cash taxes paid (to the extent amounts paid exceed $5MM), dividends and stock repurchases, plus/minus joint venture share income/losses divided by gross interest expense plus principal paid on long term debt.

                                  Funded Indebtedness/EBITDA- The Borrower shall have a ratio of quarterly Funded Indebtedness/EBITDA, as calculated for the four consecutive fiscal quarters most recently ended of not greater than:

                                  o   2.00:1.00, tested quarterly at this
                                      limit, through the fiscal quarters ending
                                      June 30, 2003, September 30 and December
                                      31, 2003;

                                  Annual Operating Profit- The Borrower shall have a minimum operating profit of $7,500,000 for the fiscal year ending December 31, 2003.

                                  Covenants set forth herein are for the fiscal year ended 12/31/03. Covenants will be required to be reset for each commitment year based upon the financial budget provided on or before May 15 of the subsequent commitment years 2004 and 2005. Failure to agree to financial covenants by this date, based upon similar standards established for 2003, will constitute a default.

CONDITIONS PRECEDENT:             A closing for the proposed financing is
                                  subject to, but not limited to, the following customary conditions precedent: Borrowing certificates, legal opinions, accuracy of representations and warranties, no default certificate, corporate resolutions, no material adverse change, etc.

                                  Closing will further be conditional upon payment of all obligations under existing loan facility under the August 23, 2000 credit agreement in which LaSalle is a Assignee.


                                    DEFAULTS

The Agreement will have customary defaults including, but not limited to, defaults for nonpayment of principal when due, nonpayment of interest and fees within 5 business days, material misrepresentations, default in the performance of any negative covenant, default in performance of any other term or covenant for 30 days, bankruptcy or insolvency, ERISA, change in ownership

Enesco Group, Inc.
May 14, 2003
Page 10




or control, cross-default to any indebtedness for the Borrower, or any subsidiary which default would permit the holders of such indebtedness to cause such indebtedness to become due prior to its stated maturity.

                                  OTHER MATTERS

PARTICIPATION:                    The Lender shall have the unrestricted right
                                  at any time and from time to time, and without the consent of or notice to Borrower or Guarantors, to grant to one or more banks or other financial institutions (each a
                                  "Participant") participating interests in any or all of the loans held by the Lender. In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to Borrower, the Lender shall remain responsible for the performance of its obligations under the Facility and Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Facility. The Lender may furnish any information concerning the
                                  Borrower in its possession from time to time to prospective Participants, provided that the Lender shall require any such prospective
                                  Participant to agree in writing to maintain the confidentiality of such information.

LEGAL FEES/ INDEMNIFICATION:      The Borrower agrees to reimburse or pay the
                                  Bank for all reasonable costs, fees and
                                  expenses, whether incurred prior to or
                                  subsequent to closing, in the preparation, negotiation, or execution of the Facility. The
                                  Borrower will indemnify and hold harmless the Bank, and its respective affiliates, directors, officers, employees against all losses, costs, expenses (including reasonable fees, charges and disbursements of counsel) incurred in respect of the financing contemplated hereby or the use or proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party.) An estimate of legal fees will be provided to the Borrower in advance of closing.

GOVERNING LAW:                    Commonwealth of Massachusetts.

COUNSEL TO AGENT                  Bulkley, Richardson and Gelinas, LLP